Exhibit 10.23
EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into by and between Bath & Body Works Brand Management, Inc. (hereinafter the "Company"), and Nick Coe (the "Executive") (hereinafter collectively referred to as the "parties").

WHEREAS, the Executive will be employed as the Chief Executive Officer of the Company and has experience in various phases of the Company's business and does possess an intimate knowledge of the business and affairs of the Company and its policies, procedures, methods, and personnel; and

WHEREAS, the Company has determined that it is essential and in its best interests to retain the services of key management personnel and to ensure their continued dedication and efforts.

NOW, THEREFORE, in consideration of the foregoing and the respective agreements of the parties contained herein, the parties hereby agree as follows:

1 Term. This Agreement shall commence on the Executive's first day of employment (the "Commencement Date") and continue until terminated pursuant to the provisions of Section 9 of this Agreement.

2. Employment.

(a) Position. The Executive's first day of employment with the Company shall be July 5, 2011. The Company and the Executive agree that until the Executive assumes the position of Chief    Executive Officer, the Executive will not have any advisory or operational role with the Company and that his sole responsibility during this period will be to onboard with the Company. Effective August 1, 2011, the Executive will assume the position of Chief Executive Officer of the Company and shall perform the duties, undertake the responsibilities, and exercise the authority customarily performed, undertaken, and exercised by persons employed in a similar executive capacity. Further, prior to August 1, 2012, the Executive shall not have any involvement or responsibilities with any other subsidiary of Limited Brands, Inc.

(b) Obligations. The Executive agrees to devote the Executive's full business time and attention to the business and affairs of the Company. The foregoing, however, shall not preclude the Executive from serving on corporate, civic, or charitable boards or committees or managing personal investments, so long as such activities do not materially interfere with the performance of the Executive's responsibilities hereunder.

3    Base Salary. The Company agrees to pay the Executive an annual Base Salary at the rate of Eight Hundred Thousand Dollars ($800,000.00), less applicable withholdings. Beginning in 2012, this Base Salary will be subject to annual review and may be increased, but not reduced, from time to time in the discretion of the Company, based on factors such as the Executive's responsibilities, compensation of similar executives within the Company and in other companies, the Executive's performance, and other pertinent factors. Such Base Salary shall be payable in accordance with the Company's customary practices applicable to its executives.

4.     Equity Compensation. The Company, within ten (10) days of the Commencement Date, shall grant to the Executive restricted shares of the Company's common stock with a value of One Million Dollars ($1,000,000.00). Said grant shall be subject to the terms and conditions set forth in the Company's Stock Option and Performance Incentive Plan ("Plan") and in the respective stock grant. Beginning in 2012 the Executive shall also be eligible for such other additional future equity-based awards as may be commensurate with his position and performance as determined by the Compensation Committee. With respect to the Executive's 2012 grant, the Company shall use its best efforts to have the Compensation Committee grant to the Executive an equity-based award with a value of no less than One Million Two Hundred Thousand Dollars ($1,200,000.00). Further, said 2012 grant shall be apportioned in a manner so that, at a minimum, seventy-five percent (75%) of the value will be in restricted stock and will be granted to Executive on or about March 31, 2012 or the Commencement Date of his employment, whichever is later.

5. Employee Benefits. The Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company and made available to similarly situated executives generally and as may be in effect from time to time. The Executive's participation in such plans, practices and programs shall be on the same basis and terms as are applicable to similarly situated executives of the Company generally.

6.    Incentive Payments.

(a) The Executive shall be entitled to participate in the Company's applicable incentive compensation plan at a target level of ninety percent (90%) of the Executive's Base Salary on such terms and conditions as determined from time to time by the Board.

(b) The Company agrees to pay the Executive a separate sign-on incentive payment in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) less applicable withholdings, within two (2) weeks of the Commencement Date. The Executive agrees that if he is terminated for Cause or he resigns (other than for Good Reason or due to Disability, in each case as defined below) prior to one year from the Commencement Date, he shall pay back to the Company the entire sign-on incentive payment.

7.    Other Benefits.

(a) Benefits. The Executive shall be entitled to all other benefits as similarly situated executives.

(b) Expenses. Subject to applicable Company policies, the Executive shall be entitled to receive prompt reimbursement of all expenses reasonably incurred in connection with the performance of the Executive's duties hereunder or for promoting, pursuing, or otherwise furthering the business or interests of the Company and be entitled to participate in the Company's Relocation Program that is provided to similarly situated executives.

(c) Office and Facilities. The Executive shall be provided with appropriate offices and with such secretarial and other support facilities as are commensurate with the Executive's status with the Company and adequate for the performance of the Executive's duties hereunder.

8. Paid Time Off (PTO) Program. The Executive shall be entitled to paid time off in accordance with the policies as periodically established by the Company for similarly situated executives of the Company.

9.     Termination. The Executive's employment hereunder is subject to the following terms and conditions:

(a) Disability. The Company shall be entitled to terminate the Executive's employment after having established the Executive's Disability. For purposes of this Agreement, "Disability" means a physical or mental infirmity which impairs the Executive's ability to substantially perform the Executive's duties under this Agreement as determined in accordance with the Company's Long-Term Disability Plan.

(b) Cause. The Company    shall be entitled    to terminate the Executive's employment for "Cause". For purposes of this Agreement, "Cause" shall mean that the Executive (1) was grossly negligent in the performance of the Executive's duties (other than a failure resulting from the Executive's incapacity due to physical or mental illness); or (2) has pleaded "guilty" or "no contest" to or has been convicted of an act which is defined as a felony under federal or state law; or (3) engaged in misconduct in bad faith which could reasonably be expected to materially harm the Company's business or its reputation; or (4) has materially breached this Agreement. Notwithstanding the foregoing, "Cause" shall not include acts which are cured by the Executive no later than thirty (30) days from the date of receipt by the Executive of written notice from the Company identifying in reasonable detail the act or acts constituting such "Cause" and its intention to terminate the Executive for "Cause". Further "misconduct in bad faith" shall not constitute any act taken or not taken by the Executive in the good faith belief that such action or inaction was in, or not opposed to, the best interests of the Company.

(c) Termination Without Good Reason or for Good Reason by the Executive. The Executive may terminate employment hereunder without "Good Reason" by delivering to the Company, not less than ninety (90) days prior to the Termination Date, a written Notice of Termination. The Executive may terminate employment hereunder for "Good Reason" by delivering to the Company not less than thirty (30) days prior to the Termination Date, a written Notice of Termination setting forth in reasonable detail the facts and circumstances which constitute Good Reason. For purpose of this Agreement, "Good Reason" means (i) the failure to continue the Executive in a capacity contemplated by Section 2, above; (ii) the assignment to the Executive of any duties, responsibilities or authority materially inconsistent with the Executive's position or duties, as set forth in Section 2 hereof; (iii) a reduction in or a material delay in payment of the Executive's total cash compensation and benefits from those required to be provided in accordance with the provisions of this Agreement; (iv) the Company, the Board or any person controlling the Company requires the Executive to be based outside 50 miles from Columbus, Ohio, other than on travel reasonably required to carry out the Executive's obligations under the Agreement; (v) any material breach of this Agreement by the Company; or (vi) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale, or similar transaction provided, however, that "Good Reason" shall not include (A) acts not taken in bad faith which are cured by the Company in all material respects not later than thirty (30) days from the date of receipt by the Company of a written Notice of Termination identifying in reasonable detail the act or acts constituting "Good Reason" or (B) acts taken by the Company by reason of the Executive's physical or mental infirmity which infirmity impairs the Executive's ability to substantially perform his duties under this Agreement.

(d) Termination For Cause by the Company. Any purported termination for Cause by the Company shall be communicated by a written Notice of Termination to the Executive two weeks prior to the Termination Date. For purposes of this Paragraph, a "Notice of Termination" shall mean a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

(e) Termination Other Than for Cause by the Company. Any termination by the Company other than for Cause shall be communicated by a written Notice of Termination to the Executive four (4) weeks prior to the Termination Date.

(f) Notice of Termination. For purposes of this Agreement, no such purported termination of employment shall be effective without the proper Notice of Termination.

(g) Termination Date. "Termination Date" shall mean in the case of the Executive's death, the date of death, or in all other cases, the date specified in the     Notice    of Termination; provided, however, that     if the Executive's employment is terminated by the Company due to Disability, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to the Executive.

10.     Compensation Upon Certain Terminations by the Company.

(a) If during the term of the Agreement (including any extensions thereof), whether or not following a Change in Control (as defined in the applicable Change in Control Provision), the Executive's employment is terminated by the Company for Cause or by reason of the Executive's death, or if the Executive gives the Company a written Notice of Termination other than one for Good Reason, the Company's sole obligations hereunder shall be to pay the Executive the following amounts earned hereunder but not paid as of the Termination Date: (i) Base Salary, (ii) reimbursement for any and all monies advanced or expenses incurred pursuant to Section 7(b) through the Termination Date, and (iii) any earned compensation which the Executive had previously deferred (including any interest earned or credited thereon)

(collectively, "Accrued Compensation"). The Executive's entitlement to any other benefits shall be determined in accordance with the Company's employee benefit plans then in effect.

(b) If the Executive's employment is terminated by the Company other than for Cause or by the Executive for Good Reason, the Company's sole obligations hereunder should be as follows:

(i) the     Company shall pay the     Executive the Accrued Compensation;

(ii) in consideration of the Executive signing a General Release; which General Release becomes effective and irrevocable within the time prescribed therein but in no event later than the sixtieth (60th) day following the Termination Date and which contains a release of Executive's claims against the Company in a form reasonably satisfactory to the Company (but which will not require Executive to release his rights under this Agreement, indemnification rights or any vested rights under any Company plan or agreement);

(A) the Company shall continue to pay the Executive his Base Salary for a period of one (1) year following the Termination Date, in accordance with the Company's prevailing payroll practices, which payments shall commence on the first payroll date following the effective date of the General Release (the "Starting Date"), and which shall include those payments that would have previously been paid if the payments had begun on the first payroll date following the Termination Date.

(B) the Executive shall be entitled to pro rata vesting of all shares of the Company's restricted stock that were granted pursuant to Section 4 of this Agreement. Pro rata vesting of said shares shall be based on the number of months employed during the vesting period.

(C) the Executive shall be entitled to and the Company agrees to pay a pro rata payout of any incentive compensation that is paid for the Season in which the Termination Date occurs. Pro rata vesting of any incentive compensation shall be based on the number of days employed during the Season.

(iii) provided, however, that if the Executive's employment is terminated by the Company other than for Cause or by the Executive for Good Reason during the 24-month period immediately following a Change of Control (as defined in the Company's Stock Option and Performance Incentive Plan) in consideration of the Executive signing a General Release in the form described above the Company shall continue to pay, under the same terms and conditions as set forth in Section 10(b)(ii)(A), the Executive his Base Salary for one additional year after payments have ended under Section 10(b)(ii)(A).

(c) If the Executive's employment is terminated by the Company by reason of the Executive's Disability, the Company's sole obligations hereunder shall be as follows:

(i) the Company shall pay the Executive the Accrued Compensation; and

(ii) the Executive shall be entitled to receive any disability benefits available under the applicable Long Term Disability Plan.

(d) For up to twelve (12) months during the period the Executive is receiving salary continuation pursuant to Section 10(b)(ii) hereof, the Company shall, provide to the Executive and the Executive's beneficiaries medical and dental benefits substantially similar in the aggregate to the those provided to the Executive immediately prior to the date of the Executive's termination of employment; provided, however, that the Company's obligation to provide such benefits shall cease upon the Executive's becoming eligible for such benefits as the result of employment with another employer.

11. Employee Covenants .

(a) Confidentiality. The Executive shall not, during the term of this Agreement and thereafter, make any Unauthorized Disclosure. For purposes of this Agreement, "Unauthorized Disclosure" shall mean use by the Executive for his own benefit, or disclosure by the Executive to any person other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an executive of the Company or as may be legally required, of any confidential information relating to the business or prospects of the Company (including, but not limited to, any information and materials pertaining to any Intellectual Property as defined below); provided, however, that Unauthorized Disclosure shall not include the use or disclosure by the Executive of any publicly available information (other than information available as a result of disclosure by the Executive in violation of this Section 11(b)) or any information disclosed in good faith in the performance of the Executive's duties to the Company. This confidentiality covenant has no temporal, geographical or territorial restriction.

The Executive shall not disclose or use, or induce the Company to use, any proprietary, trade secret or confidential business information of any other person or entity, including any previous employer. The Executive represents that he has returned all proprietary, trade secret or confidential information belonging to any previous employer, and that he has and will continue to abide by the confidentiality requirements of any agreement to which he is a party, including any agreement with any previous employer.

(b) Non-Competition. During the Non-Competition Period described below, the Executive shall not, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that substantially competes or plans to compete, directly or indirectly, with the Company, or any of its products; provided, however, that the "beneficial ownership" by the Executive after termination of employment with the Company, either individually or as a member of a "group," as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of not more than two percent (2%) of the voting stock of any publicly held corporation shall not be a violation of Section 11 of this Agreement.

The "Non-Competition Period" means the period the Executive is employed by the Company plus the longer of (a) one (1) year from the Termination Date or (b) the period during which the Executive receives salary continuation as described in Section 10(b), above.

(c) Non-Solicitation. During the No-Raid    Period described below, the Executive shall not directly or indirectly solicit, induce or attempt to influence any employee to leave the employment of the Company, nor assist anyone else in doing so. Further, during the No-Raid Period, the Executive shall not, either directly or indirectly, alone or in conjunction with another party, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company, with any person who at any time was an employee, customer or supplier of the Company, or otherwise had a business relationship with the Company.

The "No-Raid Period" means the period the Executive is employed by the Company plus the longer of (a) one (1) year from the Termination Date or (b) the period during which the Executive receives salary continuation as described in Section 10(b), above. Further, with respect to any employee of Sears Holding Corporation and its affiliates, for a period of one (1) year from the Commencement Date, the Executive will not solicit for employment, hire or offer employment to, or otherwise aid or assist (by disclosing information about employees or otherwise) any other person or entity, including the Company and its subsidiaries and affiliates, in soliciting for employment or hire any of said employees.

(d) Intellectual Property. The Executive agrees that all inventions, designs and ideas conceived, produced, created, or reduced to practice, either solely or Jointly with others, during the Executive's employment with the Company including those developed on the Executive's own time, which relates to the Company's business ("Intellectual Property") shall be owned solely by the Company. The Executive understands that whether in preliminary or final form, such Intellectual Property includes, for example, all ideas, inventions, discoveries, designs, innovations, improvements, trade secrets, and other intellectual property. All Intellectual Property is either work made for hire for the Company within the meaning of the United States Copyright Act, or, if such Intellectual Property is determined not to be work made for hire, then the Executive irrevocably assigns all rights, titles and interests in and to the Intellectual Property to the Company, including all copyrights, patents, and/or trademarks. The Executive agrees to, without any additional consideration, execute all documents and take all other actions needed to convey the Executive's complete ownership of the Intellectual Property to the Company so that the Company may own and protect such Intellectual Property and obtain patent, copyright and trademark registrations for it. The Executive also agrees that the Company may alter or modify the Intellectual Property at the Company's sole discretion, and the Executive waives all right to claim or disclaim authorship. The Executive represents and warrants that any Intellectual Property that the Executive assigns to the Company, except as otherwise disclosed in writing at the time of assignment, will be the Executive's sole exclusive original work. The Executive also represents that the Executive has not previously invented any Intellectual Property or has advised the Company in writing of any prior inventions or ideas.

(e)     Remedies. The Executive agrees that any breach of the terms of this Section 11 may result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company may entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages. The terms of this Paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive. The Executive and the Company further agree that the confidentiality provisions and the covenants not to compete and solicit contained in this Section 11 are reasonable and that the Company would not have entered into this Agreement but for the inclusion of such covenants herein. The parties agree that the prevailing party shall be entitled to all costs and expenses, including reasonable attorneys' fees and costs, in addition to any other remedies to which either may be entitled at law or in equity. Should a court determine, however, that any provision of the covenants is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court deems reasonable.

(f)     Sears Agreement. The Executive and the Company agree to comply with the terms and conditions set forth in the Confidential Settlement Agreement and Mutual Release dated effective as of May 18, 2011 between Sears Holdings Corporation, Lands' End, Inc., the Executive, the Company, Limited Brands, Inc. and Bath & Body Works, LLC.

The provisions of this Section 11 shall survive any termination of this Agreement, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 11; provided, however, that this paragraph shall not, in and of itself, preclude the Executive from asserting or defending a legal claim regarding the enforceability of the covenants and agreements of this Section 11.

12.     Compliance with Section 409A.

(a) To the extent that the payments and benefits to which the Executive is entitled in connection with a termination of his employment (the "Separation Benefits") constitute non-qualified deferred compensation subject to Section 409A of the Code, the following rules shall apply to the Separation Benefits:

1. all references to termination of employment (or like terms) hereunder shall be interpreted to mean "separation from service" as defined in regulations under Section 409A of the Code.

2. if the Executive is a "specified employee" (as that term is used in Section 409A and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any part of the Separation Benefits that constitutes non-qualified deferred compensation subject to Section 409A shall be delayed (the "Delayed Payments") until the earlier of (i) the business day following the six-month anniversary of the date his separation from service becomes effective, and (ii) the date of the Executive's death, but only to the extent necessary to avoid the adverse tax consequences and penalties under Section 409A. On the earlier of (i) the business day following the six-month anniversary of the date his separation from service becomes effective, and (ii) the Executive's death, the Company shall pay the Executive in a lump sum the aggregate value of the Delayed Payments with interest calculated thereon based on the prime rate reported in the Wall Street Journal on the date the first Delayed Payment was otherwise due.

3. it is intended that each installment of the payments and benefits provided in this Agreement in connection with a termination of the Executive's employment shall be treated as a "separate payment" for purposes of Section 409A; and

(b) If any of the reimbursements or in-kind benefits provided for under this Agreement are subject to Section 409A and the rules and regulations thereunder, the following rules shall apply:

1. in no event shall any such reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred;

2. the amount of such reimbursable expenses incurred, or the provision of in-kind benefits, in one tax year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other tax year; and

3. the right to such reimbursement for expenses or provision of in-kind benefits is not subject to liquidation or exchange for any other benefit.

(c) Notwithstanding any other provision of this Agreement to the contrary, in the event of any ambiguity in the terms of this Agreement, such term(s) shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A.

(d)    The parties intend this Agreement to be in compliance with, or otherwise exempt from, Section 409A.

13.     Successors and Assigns.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term "the Company" as used herein shall include any such successors and assigns to the Company's business and/or assets. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

(b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, the Executive's beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

14.     Arbitration. Except with respect to the remedies set forth in Section 11(f) hereof, any controversy or claim between the Company or any of its affiliates and the Executive arising out of or relating to this Agreement or its termination shall be settled and determined by a single arbitrator whose award shall be accepted as final and binding upon the parties. The American Arbitration Association, under its Employment Arbitration     Rules, shall administer the binding arbitration. The arbitration shall take place in Columbus, Ohio. The Company and the Executive each waive any right to a jury trial or to a petition for stay in any action or proceeding of any kind arising out of or relating to this Agreement or its termination and agree that the arbitrator shall have the authority to award costs and attorney fees to the prevailing party.

15. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service or facsimile is used, addressed as follows:

To the Executive:
Nick Coe
125 North Hamilton Street
Madison, WI 53703

To the Company:
Bath & Body Works Brand Management, Inc.
Three Limited Parkway
Columbus, Ohio 43230
Attn: Secretary

16. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

17.     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without giving effect to the conflict of law principles thereof.

18. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

19.     Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and any other Company document, acknowledgement or agreement, this Agreement shall control.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year written below.

BATH & BODY WORKS BRAND MANAGEMENT, INC.

By:	/s/ LESLIE H. WEXNER	6/8/2011
	Name: Leslie H. Wexner	Date

	/s/ NICK COE	6/9/2011
	Nick Coe	Date